{SHIP GRAPHIC} VANGUARD(R)

Vanguard(R) Mid-Cap Growth Fund

Supplement to the prospectus dated April 18, 2006

Important changes to Vanguard Mid-Cap Growth Fund

Realignment of investment advisory team
The board of trustees of Vanguard Mid-Cap Growth Fund has realigned the Fund's investment advisory team. The Fund's assets have been reallocated equally between Chartwell Investment Partners, an investment advisor already overseeing a portion of the Fund, and a new advisor, William Blair & Company, L.L.C. As part of this realignment, Provident Investment Counsel will no longer manage a portion of the Fund's assets.

Chartwell and William Blair & Company each independently select and maintain a portfolio of common stocks for the Fund. The Fund's board of trustees has designated the proportion of Fund assets to be managed by each advisor and may change these proportions at any time.

Investment objective, primary investment strategies, and primary risks
The Fund's investment objective, primary investment strategies, and primary risks will not change.

Prospectus text changes
In the "Fees and Expenses" section, the text is replaced with the following:

The following table describes the fees and expenses you may pay if you buy and hold shares of the Fund. As is the case with all mutual funds, transaction costs incurred by the Fund for buying and selling securities are not reflected in the table, although such costs are reflected in the investment performance figures included in this prospectus. The expenses shown under Annual Fund Operating Expenses are based on estimated amounts for the current fiscal year, adjusted to account for new advisory fee arrangements effective June 8, 2006.

Shareholder Fees (fees paid directly from your investment)
Sales Charge (Load) Imposed on Purchases:                              None
Purchase Fee:                                                          None
Sales Charge (Load) Imposed on Reinvested Dividends:                   None
Redemption Fee:                                                        None

Annual Fund Operating Expenses (expenses deducted from the Fund's assets)
Management Expenses:                                                   0.54%
12b-1 Distribution Fee:                                                None
Other Expenses:                                                        0.03%
 Total Annual Fund Operating Expenses:                                 0.57%

The following example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. It illustrates the hypothetical expenses that you would incur over various periods if you invest $10,000 in the Fund's shares. This example assumes that the Fund provides a return of 5% a year and that operating expenses match our estimates. The results apply whether or not you redeem your investment at the end of the given period.

       1 Year            3 Years         5 Years          10 Years
--------------------------------------------------------------------------------
        $58               $183             $318              $714
--------------------------------------------------------------------------------

This example should not be considered to represent actual expenses or performance from the past or for the future. Actual future expenses may be higher or lower than those shown.

Plain Talk About Fund Expenses
All mutual funds have operating expenses. These expenses, which are deducted from a fund's gross income, are expressed as a percentage of the net assets of the fund. We expect Vanguard Mid-Cap Growth Fund's expense ratio for the current fiscal year to be 0.57%, or $5.70 per $1,000 of average net assets. The average mid-cap growth mutual fund had expenses in 2005 of 1.59%, or $15.90 per $1,000 of average net assets (derived from data provided by Lipper Inc., which reports on the mutual fund industry). Management expenses, which are one part of operating expenses, include investment advisory fees as well as other costs of managing a fund--such as account maintenance, reporting, accounting, legal, and other administrative expenses.

In the Additional Information section, the reference to Provident Investment Counsel, Inc., is removed and the following is added to "Investment Advisors":

-  William Blair & Company, L.L.C., Chicago, Ill., since June 2006

In the More on the Fund section under "Security Selection," the text is replaced with the following:

The Fund uses multiple investment advisors, each of which independently chooses and maintains a portfolio of common stocks for the Fund. The Fund's board of trustees designates the proportion of Fund assets to be managed by each advisor and may change these proportions at any time.

The investment advisors employ active management methods, which means that securities are bought and sold according to the advisors' judgments about the financial prospects of mid- and large-cap companies, the prices of the securities, and other relative factors in the economy.

Chartwell Investment Partners (Chartwell), which manages approximately 50% of the Fund's assets, invests in companies that demonstrate strong earnings-per-share growth and have strong competitive positions and products, while serving a meaningful customer base. Chartwell will invest opportunistically when stocks are attractively valued, yet it will concentrate holdings in those companies best positioned for rapid growth, all with an intermediate-term time horizon in mind.

Chartwell's research process is "bottom-up" driven. Chartwell uses analysis to identify companies in the mid-cap range with underappreciated growth potential, trading at attractive absolute and relative valuations. The result is a portfolio of 60 to 70 stocks for Chartwell.

William Blair & Company, L.L.C. (William Blair & Company), which manages approximately 50% of the Fund's assets, employs a fundamental, bottom-up stock selection process based on the market-cap range of the Russell Midcap Growth Index. William Blair & Company provides a concentrated portfolio (approximately 60 stocks) of high-quality growth stocks of companies that the advisor believes have superior, long-term earnings growth potential, combined with a proven and sustainable competitive advantage from market/brand position, technology position, or a unique asset base. William Blair & Company focuses on growth-oriented investing, fundamental research, and the depth of its investment team, which are its key strengths.

The Vanguard Group (Vanguard) manages the remaining small portion of the Fund's assets to facilitate cash flows to and from the Fund's advisors. Vanguard typically invests its portion of the Fund's assets in stock index futures and/or shares of exchange-traded funds. For more details, see "Other Investment Policies and Risks." The Fund is generally managed without regard to tax ramifications.

In the Investment Advisors section, the text is replaced with the following:

The Fund uses a multimanager approach. Each advisor independently manages a separate portion of the Fund's assets, subject to the supervision and oversight of the trustees and officers of the Fund.

- Chartwell Investment Partners, 1235 Westlakes Drive, Suite 400, Berwyn,
PA 19312, is an investment advisory firm founded in 1997. As of December 31, 2005, Chartwell managed about $5.3 billion in assets.

- William Blair & Company, L.L.C., 222 West Adams Street, Chicago, IL 60606, is an independently owned full-service investment management firm founded in 1935. The firm manages assets for mutual funds, public and private employee benefit plans, foundations, endowments, institutions, and separate accounts. As of March 31, 2006, William Blair & Company managed approximately $38 billion in assets.

The Fund pays each of its investment advisors on a quarterly basis. For each advisor, the quarterly fee is based on certain annual percentage rates applied to the average net assets managed by the advisor over the period. In addition, the quarterly fees paid to each advisor are increased or decreased based on the advisor's performance compared with that of a benchmark index. For these purposes, the cumulative total return of each advisor's portion of the Fund over a trailing 60-month period is compared with that of the Russell Midcap Growth Index over the same period.

For the fiscal year ended October 31, 2005, the investment advisory fee represented an effective annual rate of 0.24% of the Fund's average net assets before a performance-based decrease of 0.09%.

Under the terms of an SEC exemption, the Fund's board of trustees may, without prior approval from shareholders, change the terms of an advisory agreement or hire a new investment advisor--either as a replacement for an existing advisor or as an additional advisor. Any significant change in the Fund's advisory arrangements will be communicated to shareholders in writing. In addition, as the Fund's sponsor and overall manager, The Vanguard Group may provide investment advisory services to the Fund, on an at-cost basis, at any time. Vanguard may also recommend to the board of trustees that an advisor be hired, terminated, or replaced, or that the terms of an existing advisory agreement be revised.

In the Plain Talk(R) titled "The Fund's Portfolio Managers," the text is replaced with the following:

Edward N. Antoian, CFA, Managing Partner and one of the Founders of Chartwell in 1997. He has managed equity funds since 1984 and has overseen management of the Chartwell portion of the Fund since 2006. Education: B.S., State University of New York; M.B.A., University of Pennsylvania.

Mark J. Cunneen, CPA, Senior Portfolio Manager at Chartwell. He has worked in investment management since 1986; has managed equity funds since 1992; has been with Chartwell since 2003; and has served as senior portfolio manager of the Chartwell portion of the Fund since 2006. Education: B.S., University of Notre Dame; M.B.A., University of Pennsylvania.

Harvey H. Bundy, CFA, Principal at William Blair & Company. He has worked in investment management at William Blair & Company since 1968; has managed equity funds since 1998; is a comanager of William Blair & Company's Mid Cap Growth Team and also serves on the Small-Mid Cap Growth Team, which he cofounded in 1998; and has comanaged the William Blair & Company portion of the Fund since 2006. Education: A.B., Yale University; M.B.A., Amos Tuck School of Business Administration at Dartmouth.

Robert C. Lanphier, Principal at William Blair & Company. He has worked in investment management at William Blair & Company since 1987; has managed equity funds since 1996; cofounded William Blair & Company's Mid Cap Growth Team strategy in 1997 and the Small-Mid Cap Growth Team strategy in 1998, and currently serves as a portfolio manager on both strategies; and has comanaged the William Blair & Company portion of the Fund since 2006. Education: B.S., Purdue University; M.B.A., Kellogg School of Management at Northwestern University.

David Ricci, CFA, Principal at William Blair & Company. He has worked in investment management at William Blair & Company since 1994; is a comanager of William Blair & Company's Mid Cap Growth Team; previously worked for 11 years as an analyst in the Research Department; has managed equity funds since 2005; and has comanaged the William Blair & Company portion of the Fund since 2006.
Education: Sc.B., Brown University; M.B.A., Harvard Business School.

(C)2006 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor.                       PSA301 062006

                          VANGUARD/(R)/ WHITEHALL FUNDS

                          VANGUARD MID-CAP GROWTH FUND

             SUPPLEMENT TO THE STATEMENT OF ADDITIONAL INFORMATION

REALIGNMENT OF INVESTMENT ADVISORY TEAM

The board of trustees of Vanguard Mid-Cap Growth Fund has realigned the Fund's investment advisory team. The Fund's assets have been reallocated equally between Chartwell Investment Partners, an investment advisor already overseeing a portion of the Fund, and a new advisor, William Blair & Company, L.L.C. As part of this realignment, Provident Investment Counsel will no longer manage a portion of the Fund's assets.

 Chartwell and William Blair & Company each independently select and maintain a portfolio of common stocks for the Fund. The Fund's board of trustees has designated the proportion of Fund assets to be managed by each advisor and may change these proportions at any time.

STATEMENT OF ADDITIONAL INFORMATION TEXT CHANGES

Under the heading "Investment Advisory Services," the following text replaces the second bulletpoint on page B-33:

- William Blair & Company, L.L.C., 222 West Adams Street, Chicago, IL 60606, an investment advisory firm founded in 1935, provides investment advisory services for a portion of the assets of the Mid-Cap Growth Fund.

The following text replaces the first sentence beneath the heading "III. Vanguard Mid-Cap Growth Fund" on page B-37:

Vanguard Mid-Cap Growth Fund uses a multimanager approach; the Fund currently has two investment advisors, Chartwell Investment Partners (Chartwell), and William Blair & Company, L.L.C. (William Blair & Company).

The following text replaces Paragraphs B through B-4. on page B-39:

B. WILLIAM BLAIR & COMPANY, L.L.C.

William Blair & Company, L.L.C., is an independently owned full-service investment advisory firm founded in 1935. William Blair & Company is organized as a Delaware limited liability company.

1. OTHER ACCOUNTS MANAGED

Harvey H. Bundy manages a portion of Vanguard Mid-Cap Growth Fund, which, as of May 31, 2006, held assets of $757 million. Mr. Bundy also managed two other registered investment companies with total assets of $93 million and one other pooled investment vehicle with total assets of $178 million. As of May 31, 2006, Mr. Bundy also managed 38 other accounts with total assets of $3.0 billion.

 Robert C. Lanphier manages a portion of Vanguard Mid-Cap Growth Fund, which, as of May 31, 2006, held assets of $757 million. Mr. Lanphier also managed two other registered investment companies with total assets of $93 million and one other pooled investment vehicle with total assets of $178 million. As of May 31, 2006, Mr. Lanphier also managed 66 other accounts with total assets of $3.1 billion.

 David Ricci manages a portion of Vanguard Mid-Cap Growth Fund, which, as of May 31, 2006, held assets of $757 million. Mr. Ricci also managed one other registered investment company with total assets of $12 million and no other pooled investment vehicles. As of May 31, 2006, Mr. Ricci also managed 19 other accounts with total assets of $1.3 billion.

2. MATERIAL CONFLICTS OF INTEREST

Because each portfolio manager manages other accounts in addition to Vanguard Mid-Cap Growth Fund, conflicts of interest may arise in connection with a portfolio manager's management of the Vanguard Mid-Cap Growth Fund's investments on the one hand and the investments of such other accounts on the other hand. However, William Blair & Company has adopted policies and procedures designed to address such conflicts, including policies and procedures relating to allocation of investment opportunities and aggregation of trades.

3. DESCRIPTION OF COMPENSATION

The compensation of William Blair & Company portfolio managers is based on the firm's mission: "to achieve success for its clients." The portfolio managers are principals of William Blair & Company, and as of December 31, 2005, their compensation consisted of a base salary, a share of the firm's profits, and, in some instances, a discretionary bonus. A portfolio manager's compensation is determined by the head of William Blair & Company's Investment Management Department, subject to the approval of the firm's Executive Committee. The base salary is fixed and a portfolio manager's ownership stake can vary over time based upon the portfolio manager's sustained contribution to the firm's revenue, profitability, long-term investment performance, intellectual capital, and brand reputation. In addition, the discretionary bonus (if any) is based, in part, on the long-term investment performance, profitability, and assets under management of all accounts managed by the portfolio manager, including the Mid-Cap Growth Fund.

4. OWNERSHIP OF SECURITIES

As of May 31, 2006, Mssrs. Bundy, Lanphier, and Ricci did not own any shares of the Mid-Cap Growth Fund.

The following text replaces the paragraph beneath the heading "IV. Duration and Termination of Investment Advisory Agreements" on page B-39-B-40:

The Trust's current agreements with Barrow, Hanley, Donald Smith & Co., and Schroders are renewable for successive one-year periods only if (1) each renewal is approved by a vote of the Fund's board of trustees, including the affirmative votes of a majority of the trustees who are not parties to the contract or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of considering such approval, or (2) each renewal is specifically approved by a vote of a majority of the Fund's outstanding voting securities. An agreement is automatically terminated if assigned, and may be terminated without penalty at any time either (1) by vote of the board of trustees of the Fund on sixty (60) days' written notice to the advisor, (2) by a vote of a majority of the Fund's outstanding voting securities on sixty (60) days' written notice (thirty (30) days' for Vanguard Mid-Cap Growth Fund) to the advisor, or (3) by the advisor upon ninety (90) days' written notice to the Fund. The Trust's current agreement with Chartwell and William Blair & Company are binding for a two-year period, at the end of which, each also will become renewable for successive one-year periods, subject to the above conditions.

(C)2006 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor.